Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Mark Kowalski (“Employee”) and Sierra Oncology, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee signed an Employment Agreement with the Company dated December 7, 2016 (the “Original Employment Agreement”);

WHEREAS, Employee subsequently signed Amendments to Employment Agreement with the Company entered into as of April 20, 2017 and June 2, 2021 respectively (together with the Original Employment Agreement, the “Employment Agreement”);

WHEREAS, Employee signed an Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement with the Company (the “Confidentiality Agreement”);

WHEREAS, Employee was granted the stock options (including performance-based stock options) to purchase shares of the Company’s common stock indicated in Schedule 1 hereto (each such grant, an “Option” and together, the “Options”) as of the dates indicated in Schedule 1 hereto, each subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the terms and conditions of a stock option agreement related to the award (collectively the Plans and the stock option agreements, the “Stock Agreements”);

WHEREAS, Employee and the Company mutually agree that Employee terminated employment with the Company effective March 10, 2022 (the “Termination Date”), at which point Employee became a consultant, which consulting period is expected to last until the Service Separation Date, as defined below, (the “Consulting Period”) pursuant to Employee’s Consulting Agreement with the Company, and will separate from the Company at the end of the Consulting Period, effective at the end of the business day on June 30, 2023 (the date Employee ceases to be in service at the end of the Consulting Period or before, the “Service Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company unless excluded below.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.  In consideration of Employee’s execution of this Transition Agreement and Employee’s fulfillment of all terms and conditions, the Parties agree as follows:

a.Severance. The Company agrees to pay Employee a total of Four Hundred Seventy-Four Thousand Nine Hundred and Eighty-Six Dollars ($474,986), representing twelve (12) months of Employee’s base salary, at a rate of Thirty-Nine Thousand Five Hundred Eighty-Two Dollars ($39,582) per month, less applicable withholdings, for twelve (12) months from the Termination Date.  The payments to be made pursuant to the prior sentence will commence no later than on the first business day following the sixtieth (60th) day following the Termination Date, with the first payment to include the payments due and owing prior to such first payment date but for the application of this sentence. For the avoidance of doubt, and not in consideration of Employee’s execution of this Transition Agreement, the Company shall issue Employee’s final paycheck, representing all outstanding wages earned prior to the Termination Date, in addition to eighty and one half (80.5) days of accrued but unused paid time off, on the Termination Date.

b.Transition Services.During the Consulting Period (as defined in the above Recitals), Employee agrees that Employee will provide consulting services to the Company. Employee will perform tasks as agreed upon pursuant to the Consulting Agreement and assigned in good faith and to the best of Employee’s abilities (including, without limitation, assisting the Company with transitioning Employee’s responsibilities).

c.Payments in Lieu of Healthcare Reimbursement.  The Company agrees to pay Employee a total of Seventeen Thousand Two Hundred and Ninety Dollars ($17,290), intended to assist Employee in defraying Employee’s out-of-pocket healthcare costs, at a rate of One Thousand Three Hundred and Thirty Dollars ($1,330) per month, less applicable withholdings, for thirteen (13) months from the Termination Date.  The payments to be made pursuant to the prior sentence will commence no later than on the first business day following the sixtieth (60th) day following the Termination Date, with the first payment to include the payments due and owing prior to such first payment date but for the application of this sentence. For purposes of clarity, Employee is not obligated to use these funds for healthcare costs.

d.Stock; Forfeiture of Time-Based Options.  The Parties agree that Employee holds no stock options or other Company equity awards other than the Options indicated on Schedule 1. Notwithstanding any contrary provision of this Agreement or the Stock Agreements, as of the Effective Date, Employee agrees to permanently forfeit the portion of each Time-Based Option that is or was unvested as of the Termination Date.  “Time-Based Option” means each Option other than the Performance-Based Option.  “Performance-Based Option” means the Option to purchase 49,000 shares granted to Employee on August 12, 2020.  As a result, the Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company pursuant to the exercise of outstanding Time-Based Options, Employee will be considered to have vested only up to and including the Termination Date. The Company agrees that Employee’s Performance-Based Options will remain outstanding and eligible to vest through the

Consulting Period while Employee remains in service to the Company (or any subsidiary of the Company) in accordance with the terms of the related Stock Agreements.  Notwithstanding the foregoing, in the event of a Corporate Transaction (as defined in the 2015 Plan) that occurs during the Consulting Period while Employee remains in service to the Company, one hundred percent (100%) of the then unvested shares subject to the then-outstanding Performance-Based Option will vest in full as of immediately prior to such Corporate Transaction.  The foregoing constitutes an amendment to each Option. The exercise of Employee’s vested Options and shares acquired thereunder shall continue to be governed by the terms and conditions of the applicable Stock Agreements as modified by this Agreement. For the avoidance of doubt, Employee acknowledges that Employee will not be granted additional Company equity awards during the Consulting Period. Employee acknowledges that pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), 3 months immediately after the Termination Date, any Options that remain outstanding and which qualify as an “incentive stock option” (an “ISO”) under Section 422 of the Code as of the Termination Date shall, immediately following such 3-month period, automatically cease to be treated as an ISO and shall instead thereafter be treated for tax purposes a nonstatutory stock option (“NSO”), to the extent any such ISOs remain outstanding, do not cease to be treated as an ISO sooner, and are not exercised within such 3-month period.  Employee acknowledges that for each NSO held by Employee, upon exercise, such NSO shall be subject to all applicable tax withholdings, which shall be Employee’s sole responsibility. Employee agrees and acknowledges that Employee is solely responsible for keeping track of the relevant exercise period applicable to each Option or any deadline to exercise any ISOs, and that the Company is not responsible for reminding Employee of such periods or their expiration.  For the avoidance of doubt, Employee’s Service (as defined in the 2015 Plan) shall be considered to terminate as of the Service Separation Date for purposes of determining the time period in which Employee may exercise his vested Options.

e.Retirement.  The Company shall process the termination of Employee’s employment as a retirement, and shall represent that Employee retired from Employee’s employment in any internal or external announcements and to any potential future employer who contacts the Company’s human resources department and requests confirmation of this information. Notwithstanding the foregoing, the Company agrees not to contest or dispute any unemployment insurance claim Employee files, and shall report to any unemployment insurance agency that the Company terminated Employee and not contest Employee’s receipt of unemployment benefits. The Company further agrees that the CEO will provide positive oral references to support Employee in seeking future consulting or employment opportunities.

f.Acknowledgement. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1. Employee further acknowledges that the consideration provided under this Agreement meets and exceeds any separation-related obligations to Employee under the Employment Agreement.

2.Benefits.  Employee’s health insurance benefits ceased immediately at the end of the day on the Termination Date, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

3.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4.Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Massachusetts Law Prohibiting Unlawful Discrimination; the Massachusetts Wage Payment Act; the Massachusetts

Discriminatory Wage Rates Penalized Law; the Massachusetts Equal Rights Law; the Massachusetts Violation of Constitutional Rights Law; the Massachusetts Family and Medical Leave Law; the Massachusetts Wage Act; and the Massachusetts Minimum Fair Wage Law;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below).  This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.  Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. Further, this release does not extend to rights Employee has to indemnification and defense, vested benefits, and rights set out in the Consulting Agreement.

5.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days or until March 21, 2022, within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Transition Agreement Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the

21-day period.

6.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

7.Unknown Claims.  Employee acknowledges that Employee is familiar with the principle that a general release does not extend to claims that the releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by them, would have materially affected their settlement with the released party. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect, unless excluded from the release above.

8.Trade Secrets and Confidential Information/Company Information.  Employee agrees that Employee will not disclose or use the Company’s trade secrets and confidential and proprietary information, and that Employee will continue to abide by the terms of the Confidentiality Agreement.

9.Trade Secrets and Confidential Information/Company Property.  Employee acknowledges that, separate from this Agreement, Employee remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.  Notwithstanding the foregoing, Employee may retain his Company-provided laptop and Company-provided cell phone during the Consulting Period for use in performing the Consulting Services and for no other purpose.  Employee will be expected to return both the laptop and cell phone immediately upon expiration or termination of the Consulting Agreement.

10.No Cooperation.  Subject to the Protected Activity Not Prohibited section, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

11.Protected Activity Not Prohibited.  Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.Nondisparagement.  Subject to the Protected Activity Not Prohibited section, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use reasonable, good faith efforts to provide only the Employee’s last position and dates of employment.

13.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14.No Admission of Liability.  Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS TRANSITION AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SUFFOLK COUNTY, MASSACHUSETTS BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND MASSACHUSETTS LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH MASSACHUSETTS LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL MASSACHUSETTS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH MASSACHUSETTS LAW, MASSACHUSETTS LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS TRANSITION AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement; provided, however, that the Company is responsible for accurately withholding from amounts payable under Section 1 hereunder in accordance with applicable laws. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to Section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

18.Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Cash payments under Section 1 of this Agreement will be made no later than March 15, 2023. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees have any obligation to reimburse or indemnify Employee or any other person for any taxes or costs that may be imposed on Employee or any other person as a result of Section 409A. In no event will Employee have discretion to determine the taxable year of payment of any separation-related payments. For the avoidance of doubt, the Company and Employee acknowledge that the intent and expectation of the Parties is that, following the Termination Date, Employee’s services to the Company will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performance by Employee over the immediately preceding thirty-six (36)-month period, and therefore that the Termination Date is a “separation from service” of Employee for purposes of Section 409A.

19.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.Additional Acknowledgement; Entire Agreement.  The Parties agree that the consideration payable under this Agreement will remain subject to Section 7(c) (“Excise Tax”) of the Original Employment Agreement, (the “Surviving Section”) and such Section is specifically incorporated by reference into this Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings, including but not limited to the Employment Agreement, concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and Consulting Agreement, the Surviving Section, and the Stock Agreement, except as otherwise modified or superseded herein.  This Agreement is binding on the Company’s successors and assigns.   If Employee dies before receiving his full severance payment, the balance of the payments will be made to Employee’s estate or beneficiaries.

23.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

24.Governing Law.  This Agreement shall be governed by the laws of the State of Massachusetts, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Massachusetts.

25.Transition Agreement Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Transition Agreement Effective Date”).

26.Counterparts.  This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

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27.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees, except as specifically excluded above. Employee acknowledges that:

(a)Employee has read this Agreement;

(b)

Employee has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice or has elected not to retain an attorney;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d)	Employee is fully aware of the legal and binding effect of this Agreement; and

(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MARK KOWALSKI, an individual

Dated:  March 21, 2022, /s/ Mark Kowalski

Mark Kowalski

SIERRA ONCOLOGY, INC.

Dated:  March 22, 2022,By /s/ Dr. Stephen Dilly

Dr. Stephen Dilly

Chief Executive Officer

Exhibit 10.1

SCHEDULE 1

EMPLOYEE’S OPTIONS

Grant Date	Grant Number	Award Type	Grant Price	Number of Option Shares Granted Under Option	Number of Option Shares Vested as of Termination Date
03-Jan-2017	G303	Options (NQ)	$61.60	2,473	2,473
03-Jan-2017	G302	Options (ISO)	$61.60	5,026	5,026
06-Mar-2018	G382Split	Options (NQ)	$94.40	2,836	2,836
06-Mar-2018	G382	Options (ISO)	$94.40	1,038	1,038
04-Mar-2019	G477Split	Options (NQ)	$78.40	3,717	3,646
04-Mar-2019	G477	Options (ISO)	$78.40	1,282	314
25-Feb-2020	G565Split	Options (NQ)	$13.31	64,998	37,509
25-Feb-2020	G565	Options (ISO)	$13.31	10,032	6
12-Aug-2020	G638Split	Options (NQ)	$12.15	20,807	9,883
12-Aug-2020	G638	Options (ISO)	$12.15	4,163	1
12-Aug-2020 (Performance-Based Option)	G701	Option Award (NSO) - Performance Award - Sierra Oncology	$12.15	49,000	12,250
15-Mar-2021	G809	Options (NQ)	$16.73	30,000	0